Exhibit 99.1

Stryve Foods, Inc. Secures $35.0 Million in Private Offering to Support its Growth

PLANO, Texas –– January 7, 2022 –– Stryve Foods, Inc. (“Stryve” or “the Company”), (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional consumer packaged goods (“CPG”) categories, and a leader in the air-dried meat snack industry in the United States, today announced that it has entered into securities purchase agreements with institutional investors for the issuance and sale in a private placement transaction priced at-the-market under Nasdaq rules of 10,294,118 shares of Class A common stock (the “Common Stock”) or, in lieu of Common Stock, pre-funded warrants (the “Pre-Funded Warrants”), and accompanying warrants (the “Warrants”) immediately exercisable to purchase up to 10,294,118 shares of Common Stock for a period of five years at an exercise price of $3.60 per share (the “Offering”). The Common Stock and Warrants will be sold at a combined purchase price of $3.40. The Company expects to receive gross proceeds from the Offering of approximately $35.0 million before deducting placement agent fees and estimated offering expenses.

A resale registration statement relating to the Common Stock and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and the Warrants will be filed with the Securities and Exchange Commission (the “SEC”) within fifteen (15) days of the date hereof.

Craig-Hallum Capital Group LLC is acting as the exclusive placement agent for the Offering. Northland Capital Markets is serving as a financial advisor to the Company.

The Offering is expected to close on or about January 11, 2022, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the Offering for working capital to support near term growth, capital expansion projects, including potentially increasing manufacturing capacity and adding manufacturing capabilities by building or procuring other manufacturing facilities and making other process improvements, and general corporate purposes, including marketing and sales initiatives and potentially repaying debt.

The securities sold in the Offering have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale, or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets, and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to maintain the listing of Stryve’s Class A common stock on Nasdaq; (ii) the ability to meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook; (vii) the ability to satisfy the closing conditions of the Offering; and (viii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Contacts:

ICR for Stryve

Investor Relations:

Raphael Gross, (203) 682-8253

raphael.gross@icrinc.com

Media Relations:

Eric Becker, (303) 638-3469

eric.becker@icrinc.com